Release Date
May 12, 2025

Southwest Gas Holdings, Inc. Reports First Quarter 2025 Financial Results, Reaffirms Guidance
Delivers a Last-Twelve-Months’ Utility ROE of 8.2% and Earnings Growth of 5.2% over 1Q 2024
Receives ~$80.2 Million Annual Revenue Increase from Completed Arizona Rate Case
LAS VEGAS – May 12, 2025 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas Holdings” or “Company”) today reported results for its first quarter ended March 31, 2025. This earnings press release should be read in conjunction with the Form 10-Q and earnings slides, which are concurrently being posted at www.swgasholdings.com.
“We continue to make great progress on our overall regulatory strategy," said Karen Haller, Chief Executive Officer at Southwest Gas Holdings. “And following a constructive outcome on the revenue phase of our Arizona general rate case, we continued this momentum by submitting an unopposed settlement agreement on our proposed system integrity mechanism. We anticipate a final decision on that settlement in the third quarter. I am grateful for each of our team members’ efforts in executing our strategy and ensuring a safe and reliable natural gas system,” added Haller.
“We remain committed to fully separating Centuri. We continue to monitor market conditions and evaluate separation options and timing with the objectives of optimizing value and limiting execution risk,” concluded Haller.

Summary Financial Results	Three Months Ended March 31,
(In thousands, except per share items)	2025	2024
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$142,942	$135,825
Contribution to net income - utility infrastructure services	(19,968)	(36,230)
Contribution to net income - corporate and administrative	$(9,104)	(11,858)
Net income	$113,870	$87,737
Non-GAAP adjustments - consolidated(1)	5,501	10,724
Adjusted net income(1)	$119,371	$98,461
Diluted consolidated earnings per share	$1.58	$1.22
Adjusted consolidated earnings per diluted share(1)	$1.65	$1.37
Weighted average diluted shares	72,138	71,882
(1) For a reconciliation of non-GAAP financial measures, see the table later in this press release.
Recent Operational and Financial Highlights
•Southwest Gas Corporation (“Southwest Gas”, “Utility”, or “Natural Gas Distribution”) delivered Utility return on period-end equity of 8.2% over the 12 months ended March 31, 2025;

•In March 2025, annual revenue increase at the Utility of ~$80.2 million approved in Arizona, which included an increase in allowed return on equity to 9.84% on an equity layer of 48.5%;
•The Utility added approximately 40,000 new meter sets during the 12 months ended March 31, 2025, leading to a 1.8% customer growth rate over the same period;
•$406 million cash on hand, and over $1.0 billion in available liquidity across the Company.
Earnings Reconciliation Table
The table below provides a reconciliation of net income attributable to Southwest Gas Holdings for the three months ended March 31, 2025, from the same period in 2024 (items are in millions and are before related income tax impact unless otherwise noted):

	Three Months Ended
Net income attributable to Southwest Gas Holdings – March 31, 2024		$87.7
Increase (decrease) in Southwest Gas net income:
Operating Margin	38.9
Operations and maintenance expenses	1.5
Depreciation and amortization and other taxes	(9.8)
Other income and deductions, net	(8.8)
Interest expense, net	(8.2)
Income tax expense	(6.5)
Total increase in Southwest Gas net income		7.1
Improvement in Centuri / utility infrastructure services net loss		16.3
Improvement in corporate and administrative net loss		2.8
Net income attributable to Southwest Gas Holdings – March 31, 2025		$113.9
Non-GAAP adjustments – consolidated(1)		5.5
Adjusted net income attributable to Southwest Gas Holdings – March 31, 2025(1)		$119.4
(1) For a reconciliation of non-GAAP financial measure of Adjusted net income and its comparable GAAP measure of Net income (loss), see the table later in this press release.
Southwest Gas Holdings’ net income improved by $26.2 million, primarily driven by higher operating margin at Southwest Gas and improved performance at Centuri. Southwest Gas Holdings adjusted net income was $20.9 million, or 21%, higher than the first quarter of 2024.
Southwest Gas / Natural Gas Distribution - First Quarter 2025
Key drivers of first quarter 2025 net income as compared to first quarter 2024 include:
•Increased operating margin contributed $38.9 million. Combined rate relief in Nevada, California, and Arizona added approximately $27 million of incremental margin, and an additional $5 million was attributable to customer growth, as approximately 40,000 first-time meter sets were added during the last twelve months. In addition to these increases, the impacts of regulatory account balance collections improved operating margin by $4.8 million, while Southwest Gas recorded $3.3 million of higher margin related to the variable interest expense adjustment mechanism in Nevada (“VIER”). The impacts of the regulatory account balance changes are offset in regulatory amortization, while the VIER is recognized in interest expense, also offsetting the impact to net income of this margin improvement. The small remaining variance primarily relates to changes in other miscellaneous revenue and revenue from customers outside of the decoupling mechanisms;
•Operations and maintenance expense decreased $1.5 million. The decrease was primarily driven by a reduction of certain external contractor and professional services expenses, partially offset by higher insurance costs;
•Depreciation and amortization expense and other taxes increased $9.8 million, including an increase in depreciation on gas plant, driven by a 7% increase in average gas plant in service since the corresponding first quarter of 2024, reflective of investments made for the benefit of customers. Additionally, a $4.8 million increase in regulatory account amortization associated with the recovery of regulatory program balances, which is offset in operating margin, further contributed to the increase;
•Other income decreased $8.8 million, driven primarily by a $5.3 million decrease in values associated with company-owned life insurance (“COLI”). Also, a $4 million decline in interest income related to carrying charges associated with regulatory account balances, notably, deferred purchased gas cost balances, drove other income lower. On a combined basis, deferred purchase gas cost balances decreased from an asset balance of $199 million as of March 31, 2024 to a net liability balance of $282 million as of March 31, 2025;
•Interest expense increased $8.2 million compared to the first quarter of 2024, due to higher interest incurred on the over-collected balance of the PGA, compared with the interest income recorded in other income during last year’s first quarter. Additionally, the regulatory treatment related to Southwest Gas’ industrial development revenue bonds (the VIER impacts noted in margin above) that are amortized through interest expense drove interest expense higher;
•Income taxes increased $6.5 million, principally resulting from higher pre-tax net income.
Centuri / Utility Infrastructure Services - First Quarter 2025
The net loss improved by $16.3 million while the adjusted net loss improved by $12.7 million, respectively, when compared with the same period in the prior year. The first quarter of 2025 was impacted by higher net volume of work under master services agreements, bid work, and storm work as well as lower interest expense; partially offset by an expected reduction in offshore wind revenue. Please see Centuri’s earnings release and associated 10-Q, also published today, for further information.
Corporate and Administrative - First Quarter 2025
The $2.8 million, and $1.1 million, respective net loss and adjusted net loss improvement for the quarter was driven by lower costs associated with Centuri separation and strategic review, partly offset by higher interest expense. Strategic review and Centuri separation costs are adjustments to net income, which are reconciled below.

Southwest Gas / Natural Gas Distribution Segment Guidance and Outlook:
The Company reaffirms its forward-looking guidance for Southwest Gas, as follows:

(in millions, except percentages)	Current Estimates
2025 Net income guidance(1)	$ 265 - $ 275
2025 Capital expenditures in support of customer growth, system improvements, and pipe replacement programs	~$880
2025 - 2029 Adjusted net income CAGR(2)	6.0% - 8.0%
2025- 2029 Capital expenditures	$ 4,300
2025 - 2029 Rate base CAGR(2)	6.0% - 8.0%
(1) Assumes $3 - $5 million COLI earnings.
(2) Net income and rate base compound annual growth rate: base year 2025.
Centuri Separation Update
Southwest Gas Holdings continues to evaluate market conditions and its options for a divestiture of its remaining Centuri shares utilizing the structure options that it has previously outlined. Southwest Gas Holdings remains committed to pursuing a pure-play utility strategy through an exit of its remaining interest in Centuri.
Conference Call and Webcast
Southwest Gas Holdings will host a conference call on Monday, May 12, 2025 at 11:00 a.m. ET to discuss its first quarter 2025 results. The associated press release and presentation slides are available at swgasholdings.com.
The call will be webcast live on the Company's website at swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas Holdings website.
About Southwest Gas Holdings
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. In addition, Southwest Gas Holdings, Inc. is the majority owner of Centuri Holdings, Inc., which provides comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”or “Southwest Gas Holdings”), Southwest Gas Corporation (the “Utility” or “Southwest Gas”), Centuri Holdings, Inc. and Centuri Group, Inc. (“Centuri”) and their expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2025 and the future. In addition, the statements that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure and timing of a separation of our remaining interests in Centuri, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s and Centuri Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, Centuri’s, and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment operating margin, (iv) utility infrastructure services segment adjusted net income (loss), and (v) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income for the three-months ended March 31, 2025 and 2024 includes adjustments to add back costs incurred to facilitate a separation of Centuri, and amortization of intangible assets at Centuri. Management believes that it is appropriate to adjust for expenses related to costs to facilitate a separation of Centuri because they are expenses and charges that will not recur following these events. The amortization of certain acquisition intangible assets applies to our utility infrastructure services segment adjusted net income (loss) and therefore applies to adjusted net income at the Southwest Gas Holdings consolidated level as well. We believe this adjustment is a common adjustment in the infrastructure services industry and that this adjustment allows investors to more clearly compare earnings performance with Centuri peer performance.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest Gas recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest Gas’ profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest Gas’ financial performance. Operating margin also forms a basis for Southwest Gas’ various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest Gas’ financial performance in a rate-regulated environment.
The Southwest Gas Holdings, Inc. tables included herein provides reconciliations for these non-GAAP measures.
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.

Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations and Treasurer	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 364-3310
justin.forsberg@swgas.com	corpcomms@swgas.com
Southwest Gas Holdings, Inc. Consolidated Earnings Results
(In thousands, except per share amounts)

Three Months Ended March 31,	2025	2024
Consolidated Operating Revenues	$1,296,497	$1,580,956

Net Income applicable to Southwest Gas Holdings	$113,870	$87,737

Weighted Average Common Shares - basic	72,012	71,728

Basic Earnings Per Share	$1.58	$1.22

Diluted Earnings Per Share	$1.58	$1.22

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$287,384	$256,808
Plus:
Operations and maintenance (excluding Admin & General) expense	80,763	81,305
Depreciation and amortization expense	93,690	84,823
Operating Margin	$461,837	$422,936

Reconciliation of non-GAAP financial measures of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measures of Net income (loss) and Diluted earnings (loss) per share are presented below. Note that the comparable GAAP measures of Net income (loss) are also included in Note 6 – Segment Information in the Company’s March 31, 2025 Form 10-Q. As noted above, under “Non-GAAP Measures,” beginning with the first quarter of 2024, we have added an adjustment to adjusted net income (loss) applicable to Utility Infrastructure Services, which accordingly applies to adjusted net income (loss) applicable to Southwest Gas Holdings on a consolidated basis.

Amounts in thousands, except per share amounts	Three Months Ended March 31,
	2025	2024
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net loss applicable to Utility Infrastructure Services (GAAP)	$(19,968)	$(36,230)
Plus:
Strategic review, including Centuri separation	1,304	3,877
Income tax effect of adjustment above(1)	(320)	(256)
Amortization of intangible assets(2)	5,397	6,668
Income tax effect of adjustment above(1)	(1,324)	(1,636)
Adjusted net loss applicable to Utility Infrastructure Services	$(14,911)	$(27,577)

Net loss - Corporate and administrative (GAAP)	$(9,104)	$(11,858)
Centuri separation cost	584	2,725
Income tax effect of adjustment above(1)	(140)	(654)
Adjusted net loss applicable to Corporate and administrative	$(8,660)	$(9,787)

Net income applicable to Southwest Gas Holdings (GAAP)	$113,870	$87,737
Plus:
Strategic review and Centuri separation	1,888	6,602
Amortization of intangible assets(2)	5,397	6,668
Income tax effect of adjustments above(1)	(1,784)	(2,546)
Adjusted net income applicable to Southwest Gas Holdings	$119,371	$98,461

Weighted average shares - diluted	72,138	71,882

Earnings per share:
Diluted earnings per share	$1.58	$1.22
Adjusted consolidated earnings per diluted share	$1.65	$1.37
(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which, for most items, was calculated using a blended statutory tax rate of 25%. Strategic review costs for Centuri include certain separation costs.

(2) The Company has determined that the adjustment for intangible asset amortization is appropriate as such is a non-cash expense and the valuation of acquired intangibles is inherently subjective. The Company owned all of Centuri prior to the IPO and owns approximately 81% of Centuri following the IPO; as such, the Company has adjusted the add back of intangible assets related to amortizations of acquired intangibles to reflect its post-IPO ownership interests.

Financial Statistics
Market value to book value per share at quarter end		144%
Twelve months to date return on equity	-- total company	6.5%
	-- gas segment	8.2%
Common stock dividend yield at quarter end		3.5%
Customer to employee ratio at quarter end (gas segment)		931 to 1

Southwest Gas Information
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona(1)	$3,175,484	7.03%	9.84%
Southern Nevada(2)	1,780,756	7.00	9.50
Northern Nevada(2)	227,060	7.01	9.50
Southern California(3)	285,691	8.02	11.16
Northern California(3)	92,983	7.91	11.16
South Lake Tahoe(3)	56,818	7.91	11.16
Great Basin Gas Transmission Company(4)	190,988	8.17	11.95
Total/Weighted Average	$5,809,780	7.13%	9.89%
(1) Effective March 2025.
(2) Effective April 2024.
(3) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(4) Estimated amounts based on 2024 rate case settlement.

Southwest Gas System Throughput by Customer Class
	Three Months Ended March 31,
(In dekatherms)	2025	2024
Residential	35,688,027	37,727,368
Small commercial	12,591,965	12,759,059
Large commercial	2,947,798	3,006,994
Industrial / Other	1,441,690	1,545,081
Transportation	20,454,337	21,769,161
Total system throughput	73,123,817	76,807,663

Heating Degree Day Comparison
Actual	883	991
Ten-year average	1,009	992
Heating degree days for prior periods have been recalculated using the current period customer mix.